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FOR IMMEDIATE RELEASE

CONTACTS:
---------
JAMES J. GROBERG                                   STACY LIPSCHITZ
RON KOCHMAN                                        RUDER FINN, INC.
(212) 704-2400                                     (212) 583-2757
jgroberg@volt.com                                  lipschitzs@ruderfinn.com


                       VOLT INFORMATION SCIENCES AND TELUS
                     ADVERTISING SERVICES FORM JOINT VENTURE


NEW YORK, NY, August 20, 1998 -- Volt Information Sciences, Inc. (NYSE:VOL) and TELUS Advertising Services ("TAS"), a wholly owned subsidiary of TELUS Corporation, announced today that they have formed a joint venture for the publishing of community telephone directories. The two partners have committed $25 million each for the acquisition, start-up, and operation of a business engaged in the publication of community telephone directories in the western half of the United States.

The companies believe that by pooling their resources the joint venture will have the ability to capture a significant market share in a geographic region presently undeveloped by either of the companies. The new business will operate under the supervision of a management committee represented equally by Volt and TAS.

This joint venture further expands Volt's existing relationship with TELUS. Under an existing contract, Volt provides TELUS with all publishing and prepress system services for its Canadian directories through the Year 2005.

"Volt is an ideal collaborative partner for TELUS Advertising Services, as we prepare to expand beyond the boundaries of our home market in Alberta into the United States," commented Don Romaniuk, President of TAS. "Given the twenty years experience with each other in Canada, the chemistry between our two companies is outstanding. By combining our complementary strengths and skill sets, we see no barriers to our continued rapid growth in the directory publishing business," he concluded.


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Gerard DiPippo, President of Volt Directory Division added, "Our special relationship has now expanded into a cooperative effort which will certainly enhance the directory publishing potential for both companies. After many years, our respective personnel have become extremely familiar with each other, and this association will help in building this new joint venture."

TAS is presently the publisher of the telephone directories of TELUS Corporation in Canada. Volt, through its wholly owned subsidiary, DataNational, is a publisher of community telephone directories in the United States, primarily in the mid-Atlantic and southern part of the country.

TELUS Corporation, is Canada's third largest telecommunications company, with more than 9,000 employees and CDN$4.4 billion in assets. Through its subsidiaries, TELUS provides local and long distance phone service, Internet, multimedia, wireless, data and advertising services.

Volt Information Sciences, Inc. operates a technical services and temporary staffing business, provides varied services to the telecommunications industry, and furnishes electronic prepress equipment and services to the print media industry. Revenue in fiscal 1997 was $1.4 billion.


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This press release contains forward-looking statements which, in addition to assuming a continuation of the degree and timing of customer utilization and rate of renewals of contracts with the Company at historical levels, are subject to a number of known and unknown risks that, in addition to general economic, competitive and other business conditions, could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Additional information concerning the factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission.


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